(Rule 14a-101)
             INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No. __)


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                             Enova Corporation
________________________________________________________________
             (Name of Registrant as Specified in its Charter)
_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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pursuant to Exchange Act Rule 0-11.
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Enova Corporation
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
APRIL 23, 1996

Dear Shareholder:



     You are invited to attend the 1996 Annual Meeting of Enova
Corporation shareholders at 11:00 a.m. on Tuesday, April 23, 1996, at the San Diego Convention Center, 111 West Harbor Drive, Ballroom
Sections A and B (upper level), San Diego, California.

     Refreshments will be served before the meeting.

     During the meeting, the business of Enova Corporation will be reviewed. A summary of the meeting will be included in the Spring
Investors Report, which will be mailed to you in May.

     Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card right away. Your vote is very important.

Sincerely yours,



Thomas A. Page
Chairman

Map and Directions to 1996 Annual Meeting

Notice of Annual Meeting of Shareholders of Enova Corporation
Enova Corporation
P.O. Box 129400, 101 Ash Street
San Diego, California 92112-9400


Tuesday, April 23, 1996


The annual meeting of shareholders of Enova Corporation will be held on Tuesday, April 23, 1996, at 11:00 a.m. at the San Diego Convention Center, 111 West Harbor Drive, Ballroom Sections A and B (upper level), San Diego, California, to:

1.     Elect the four directors constituting Class I of Enova
Corporation's board of directors to serve a three-year term-the names of the four nominees intended to be presented for election are Richard C. Atkinson, Stephen L. Baum, Ann Burr and Richard A. Collato; and

2. Consider and act upon two shareholder's proposals, if properly presented at the meeting; and

3. Act upon such other business as may properly come before the meeting.

The Enova Corporation board of directors has fixed the close of business on March 1, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. It is anticipated that the proxy material will be mailed to shareholders on or about the date of this notice.


San Diego, California
March 11, 1996

By order of the Board of Directors
Thomas A. Page
Chairman

YOUR VOTE IS IMPORTANT! Please sign and return your enclosed proxy promptly, even if you expect to attend the meeting. A business reply envelope is enclosed for your convenience in returning the proxy. It requires no postage if mailed within the United States. Ample free parking will be available at the Convention Center.

             Notice of Annual Meeting of Shareholders

                      and Proxy Statement

                   Tuesday, April 23, 1996


Contents                                                         Page

Proxy Statement                                                     1

  Introduction                                                      1

  Meeting Date, Voting, Proxies                                     1

  Item No. 1-Election of Directors                                  2

   Nominees                                                         2

   Board Meetings/Committees                                        5

   Security Ownership of Management and Certain Beneficial Holders  6

   Executive Compensation and Transactions with Management
     and Others                                                     8

  Item Nos. 2 and 3-Shareholder Proposals                          20

  Relationship with Independent Public Accountant                  22

  Annual Report and Availability of Form 10-K                      22

  Shareholder Proposals for 1997 Annual Meeting                    22

  Proxy Solicitations                                              22

  Other Business to Be Brought Before the Annual Meeting           22

                             Enova Corporation

Proxy Statement


Introduction

     This Proxy Statement is provided to the shareholders of Enova Corporation (Enova) in connection with its 1996 annual meeting of shareholders, together with any adjournments or postponements thereof (the Annual Meeting). The Annual Meeting is scheduled to be held on Tuesday, April 23, 1996 at 11:00 a.m. at the San Diego Convention Center, 111 West Harbor Drive, Ballroom Sections A and B (upper level), San Diego, California.

     As a result of a parent company formation merger (the Merger) which was approved by the San Diego Gas & Electric Company (SDG&E) shareholders at their 1995 Annual Meeting (held on April 25, 1995) and which became effective on January 1, 1996, the holders of SDG&E Common Stock immediately prior to the effectiveness of the Merger had their shares of SDG&E Common Stock converted, on a share-for-share basis, into shares of Enova Common Stock. Enova holds 100% of the issued and outstanding shares of SDG&E Common Stock and effectively controls SDG&E as a result.

     This Proxy Statement and the enclosed proxy were first mailed on or about March 11, 1996 to shareholders entitled to vote at the Annual Meeting.

     Mail to Enova should be addressed to Shareholder Services, P.O. Box 129400, San Diego, California 92112-9400.


Meeting Date, Voting, Proxies

     The board of directors of Enova is soliciting proxies for use at the Annual Meeting, and a form of proxy is being provided with this Proxy Statement. Any proxy may be revoked at any time before it is exercised by filing a written notice of revocation with Enova or by presenting an executed proxy bearing a later date at or before the Annual Meeting. A shareholder also may revoke a proxy by attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. All shares represented by valid proxies will be voted as specified in this Proxy Statement.

     The Enova board of directors has fixed the close of business on March 1, 1996 as the record date (the Record Date) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date there were 116,563,375 shares of Enova Common Stock, without par value outstanding and entitled to vote.

     Each share of Enova Common Stock is entitled to one vote on each matter considered by Enova shareholders.

     Shares represented by properly executed proxies received by Enova prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions specified in such proxies. If no instructions are specified in a proxy, shares represented thereby will be voted (i) "FOR" the election of the nominees for directors of Enova, unless authority to vote is withheld as provided in the proxy, and (ii) "AGAINST" the shareholder proposals. In the event that any other matters properly come before the Annual Meeting, the holders of proxies solicited by the Enova board of directors will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the enclosed proxy.

     Shares represented by proxies in which authority to vote is "WITHHELD" with respect to any proposal or nominee will be counted in the number of votes cast, but will not be counted as votes for or against the proposal or nominee. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal or nominee, the shares will not be counted in the number of votes cast.

     The Enova board recommends the election of its nominees for directors.

     The Enova board recommends that the Enova shareholders vote AGAINST adoption of the shareholder proposals regarding instituting criteria for granting officer options and bonuses and the issuance of stock options and/or stock derivatives.


                 ITEM NO. 1 - ELECTION OF DIRECTORS OF ENOVA

     There are presently eleven members on the Enova board of directors. Enova's Restated Articles of Incorporation divide the board into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of the shareholders of Enova. Four directors are to be elected at the Enova Annual Meeting (representing the Class I Directors). The Enova board has nominated the four current members of Class I of the Enova board to be reelected. Directors elected to Class I of the Enova board will serve a three-year term expiring in 1999.

     Should any of the nominees for the Enova board become unavailable (an event which is not anticipated), and the size of the board is not reduced accordingly, proxies will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the Enova board as replacements for those who become unavailable. The nominees for the Enova board receiving the highest number of affirmative votes of the shares entitled to vote for such nominees shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

     The Enova board's nominees for reelection at the Enova Annual Meeting as Class I Directors (with terms expiring in 1999) are R. C. Atkinson, S. L. Baum, A. Burr and R. A. Collato. The Enova board Class II Directors (with terms expiring in 1997) are D. W. Derbes, C. T. Fitzgerald (who has indicated that she intends to resign following the Annual Meeting) and R. H. Goldsmith. The Enova board Class III Directors (with terms expiring in 1998) are W. D. Jones, R. R. Ocampo, T. A. Page and T. C. Stickel.

     A brief biography of each nominee for election as a director, and each continuing director, of Enova is presented below.

Nominees for election to Enova Board (Class I)


Richard C. Atkinson, Ph.D.
[picture]
Dr. Atkinson is president of the University of California. He served as the chancellor of the University of California at San Diego from 1980 to 1995. He is a director of Qualcomm, Inc. Before joining UCSD, he served as director of the National Science Foundation. He is a former long-term member of the faculty at Stanford University.

Age 66

Director of Enova (Class I) since 1994; Director of SDG&E since 1992; Member of the Audit (Chairman) and Executive Committees of Enova and SDG&E.


Stephen L. Baum
[picture]
Mr. Baum has been the president and chief executive officer of Enova and a member of the Enova and SDG&E boards since January 1, 1996. He joined SDG&E as vice president and general counsel in 1985, and became senior vice president and general counsel in 1987. Mr. Baum was appointed as an executive vice president in January 1993. He is a director of Pacific Diversified Capital Company (PDC).

Age 55

Director of Enova (Class I) and SDG&E since January 1996.

Ann Burr
[picture]
Ms. Burr is president of the Rochester, N. Y. Division of Time Warner Communications. She was formerly president of the San Diego Division of Time Warner Cable, which includes Southwestern Cable TV and American Cablevision of Coronado.

Age 49

Director of Enova (Class I) since 1994; Director of SDG&E since 1993; Member of the Audit and Nominating Committees of Enova and SDG&E.


Richard A. Collato
[picture]
Mr. Collato has been president and chief executive officer of the YMCA of San Diego County since January 1981. He is a former director of Y-Mutual Ltd., a reinsurance company, and is a trustee of Springfield College and a director of the Armed Services YMCA of the USA.

Age 52

Director of Enova (Class I) since 1994; Director of SDG&E since 1993; Member of the Finance and Nominating Committees of Enova and SDG&E.




Continuing members of Enova Board (Class II)


Daniel W. Derbes
[picture]
Mr. Derbes is president of Signal Ventures. From November 1985 until December 31, 1988, he was president of Allied-Signal International Inc. and executive vice president of Allied-Signal Inc., a multi-national advanced technologies company. He is a director of Oak Industries, Inc., WD-40 Co. and PDC. He also is the chairman of the Board of Trustees of the University of San Diego.

Age 65

Director of Enova (Class II) since 1994; Director of SDG&E since 1983; Member of the Finance (Chairman), Executive, Executive Compensation and Technology Committees of Enova and SDG&E.


Robert H. Goldsmith
[picture]
Mr. Goldsmith is a management consultant. He is a former chairman, president and chief executive officer of Exten Industries, Inc. and a former chairman and chief executive officer of Rohr, Inc. He is also a former vice chairman and chief operating officer of Precision Forge Co., senior vice president of Pneumo Corporation's Aerospace and Industrial Group and vice president and general manager, commercial (aircraft) engine projects division and the gas turbine division of General Electric Company.

Age 65

Director of Enova (Class II) since 1994; Director of SDG&E since 1992; Member of the Executive Compensation (Chairman), Technology (Chairman) and Finance Committees of Enova and SDG&E.

Continuing members of Enova Board (Class III)


William D. Jones
[picture]
Mr. Jones is president, chief executive officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as general manager/senior asset manager and investment manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, Mr. Jones served as a San Diego City Council member from 1982 to 1987. He is a director of The Price Real Estate Investment Trust and a member of the board of trustees of the University of San Diego.

Age 40

Director of Enova (Class III) and SDG&E since 1994; Member of the
Finance and Nominating Committees of Enova and SDG&E.

Ralph R. Ocampo, M.D.
[picture]
Dr. Ocampo is a San Diego physician and surgeon.

Age 64

Director of Enova (Class III) since 1994; Director of SDG&E since 1983; Member of the Finance and Nominating Committees of Enova and SDG&E.



Thomas A. Page
[picture]
Mr. Page has been chairman of Enova since December 1994 and chairman of SDG&E since February 1983. Mr. Page was the president and chief executive officer of Enova from December 1994 until January 1, 1996. He was also the chief executive officer of SDG&E from February 1983 to January 1, 1996, and the president of SDG&E from February 1983 to December 1991 and from January 1994 to January 1, 1996. He is a director of Burnham Pacific Properties and is the chairman and a director of PDC.

Age 62

Director of Enova (Class III) since 1994; Director of SDG&E since 1979; Chairman of the Executive and Nominating Committees of Enova and SDG&E.

Thomas C. Stickel
[picture]
Mr. Stickel is the chairman and founder of American Partners Capital Group, Inc. He previously was chairman, chief executive officer and president of TCS Enterprises, Inc. and the Bank of Southern California, both of which he founded. Mr. Stickel is a director of Catellus Development Corporation, Onyx Corporation, O'Connor R.P.T., Scripps International, Inc., Clair Burgener Foundation and the Del Mar Thoroughbred Club.

Age 46

Director of Enova (Class III) and SDG&E since 1994; Member of the Audit, Executive Compensation and Technology Committees of Enova and SDG&E.

Footnotes

     On March 4, 1993, Dr. Ocampo petitioned for protection under Chapter 11 of the Federal Bankruptcy Code. This filing was made in connection with certain legal proceedings involving a limited partnership in which Dr. Ocampo is a general partner. Dr. Ocampo's Chapter 11 Plan of Reorganization was approved by the bankruptcy court on April 12, 1995. All payments required by the plan have been made and the case is now closed.


Board Meetings/Committees

     During 1995, the Enova Audit, Executive Compensation and Nominating Committees did not meet (the Merger which caused Enova to become the parent company of SDG&E did not become effective until January 1, 1996, and Enova had no substantive activities prior to that time except to prepare for the Merger and the resulting parent company structure). During 1995, the SDG&E Audit and Executive Compensation Committees each met two times while the Nominating Committee did not meet. The Enova board met three times (to consider the Merger and matters relating thereto), while the SDG&E board met 10 times.

     During 1995, all directors attended 75% or more of the aggregate total meetings of the Enova and SDG&E boards and committees on which they served with the exception of Ms. Burr, who attended 60% of such meetings.

     In addition to Executive, Finance and Technology Committees, the committees of each of the Enova and SDG&E boards are the Audit, Executive Compensation and Nominating Committees. The major functions of each of the Audit, Executive Compensation and Nominating Committees are described briefly below. The composition of each committee is the same for Enova and SDG&E.


   Audit Committees

     In addition to recommending an independent auditor for each ensuing year, these committees review (1) the overall plan of the annual independent audits, (2) financial statements, (3) audit results, (4) the scope of internal audit procedures and (5) the auditors' evaluation of internal controls. These committees are composed exclusively of directors who are not salaried employees of Enova or SDG&E.


   Executive Compensation Committees

     These committees review the salaries and other forms of compensation of executives of Enova and SDG&E and make compensation recommendations to the full board of directors. These committees are composed exclusively of directors who are not salaried employees of Enova or SDG&E.


   Nominating Committees

     In addition to considering and recommending nominees to the Enova and SDG&E boards, these Committees recommend (1) criteria for board and committee composition and membership and (2) directors' compensation. These committees consider any nominees recommended by shareholders by letter to the respective board. These committees are composed of the chairman of each entity and at least three directors who are not salaried employees of Enova or SDG&E.

Security Ownership of Management and Certain Beneficial Holders

     The following table presents certain information as of January 31, 1996, except as otherwise noted, regarding the equity securities of Enova beneficially owned by (i) the directors, (ii) the executive officers named in the "Summary Compensation Table" below under "Executive Compensation and Transactions with Management and Others,"
(iii) the directors and executive officers of Enova and SDG&E as a group, and (iv) the only beneficial owners known to Enova to hold more than 5% of any class of the voting securities of Enova.

                                             Amount and Nature
                                               of Beneficial
                                                 Ownership        Percent of
                 Beneficial Owner               (Shares)(A)         Class
                 ----------------            ------------------  -----------
Directors and Named Executive Officers:
R. C. Atkinson                                     1,315               *
A. Burr                                            1,300               *
R. A. Collato                                      2,398               *
D. W. Derbes                                       3,626               *
C. T. Fitzgerald                                   3,015               *
R. H. Goldsmith                                    1,486               *
W. D. Jones                                          350               *
R. R. Ocampo                                      13,443               *
T. C. Stickel                                      1,003**             *
T. A. Page                                       184,641               *
S. L. Baum                                        44,421               *
D. E. Felsinger                                   35,981               *
G. D. Cotton                                      29,980               *
E. A. Guiles                                      14,111               *
All Directors and Executive Officers of
 Enova and SDG&E as a group
(20 persons)                                     405,034(B)            *
Others:
First Interstate Bank of California           18,251,955(C)         15.66%
   Trust Securities, W11-4
   707 Wilshire Boulevard
   Los Angeles, CA 90017
Franklin Resources, Inc.                       7,267,210(D)          6.23%
   777 Mariners Island Boulevard
   San Mateo, CA 94404
Union Bank Trust Department                    9,368,962(E)          8.04%
   530 B Street
   San Diego, CA 92101


 * Less than 1% of the shares outstanding.
** Information as of February 6, 1996.

(A) All shares are beneficially owned by the directors and named officers, with sole voting and investment power, except for the following:
  - Dr. Atkinson: 1,000 shares held jointly with spouse/children of same household; 315 shares credited to a Common Stock Investment Plan
(CSIP) account with the shareholders' agent.
  - Mr. Collato: 1,909 shares held jointly with spouse/children of same household; 489 shares credited to a CSIP account with the shareholders' agent.
  - Mr. Derbes: 2,926 shares credited to a CSIP account with the shareholders' agent.
  - Ms. Fitzgerald: 3,015 shares credited to a CSIP account with the shareholders' agent.
  - Mr. Goldsmith: 486 shares credited to a CSIP account with the shareholders' agent.
  - Dr. Ocampo: 13,128 shares held jointly with spouse/children of same household; 15 shares credited to a CSIP account with the shareholders' agent.
  - Mr. Page: 89,165 shares held jointly with or separately by spouse/children of same household; 284 shares credited to a CSIP account with the shareholders' agent; 52,840 shares credited to a Savings Plan account with the trustee; 42,635 shares of restricted stock purchased under the 1986 Long-Term Incentive Plan (LTIP) as to which vesting has not occurred.
  - Mr. Baum: 23,812 shares held jointly with or separately by spouse/children of same household; 2,414 shares credited to a Savings Plan account with the trustee; 18,195 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
  - Mr. Felsinger:14,030 shares held jointly with or separately by spouse/children of same household; 5,756 shares credited to a Savings Plan account with the trustee; 16,195 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
  - Mr. Cotton: 7,896 shares credited to a Savings Plan account with the trustee; 8,735 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
  - Mr. Guiles: 2,267 shares credited to a Savings Plan account with the trustee; 7,985 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.

(B) Excludes 17,280 shares delivered to Enova in January, 1996, to satisfy certain withholding tax obligations relating to the vesting of shares pursuant to the LTIP as described below under "1986 Long-Term Incentive Plan." All shares beneficially owned by the directors and officers, with sole voting and investment power, except for the following:
  - 138,652 shares held jointly with or separately by spouses or children living in the same household.
  - 87,100 shares credited to the officers' Savings Plan accounts with the trustee.
  - 9,058 shares credited to CSIP accounts with the shareholders' agent.
  - 126,750 shares of restricted stock purchased by officers in 1992, 1993, 1994 and 1995 under the LTIP, as to which restrictions for vesting of shares have not yet been satisfied.

(C) 12,797,501 shares are held by the bank in its capacity as shareholders' agent for the CSIP. The bank holds 5,454,454 shares of Enova Common Stock as trustee for various other trusts.

(D) According to a Schedule 13G filed February 12, 1996, the indicated shares are owned by Franklin Resources, Inc., its subsidiaries and investment companies advised by such subsidiaries.

(E) 9,321,687 shares are held by the bank in its capacity as trustee under the Savings Plan. The trustee has discretion under the Savings Plan to vote the shares in the absence of voting directions by the Savings Plan participants. The agent holds 47,275 shares of Enova Common Stock as trustee for various other trusts.

Section 16 Reporting

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Enova's directors and officers, and persons who own more than 10% of a registered class of Enova's respective equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission (the SEC) and the exchange (i.e., the New York or American Stock Exchanges) upon which such securities are traded. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish Enova with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the respective companies Enova believes that from January 1, 1995 through December 31, 1995 its directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements except for Mr. Stickel, who inadvertently neglected to report the ownership of 100 shares of SDG&E Common Stock held by an affiliated charitable foundation on his original Section 16(a) form at the time he became a director.


Executive Compensation and Transactions with Management and Others

     The following table sets forth information as to all compensation awarded, paid, earned or distributed by Enova and/or SDG&E during the last three fiscal years for services in all capacities to or for the benefit of the chief executive officer and the four highest compensated executive officers whose earned compensation exceeded $100,000. Since Enova paid no amounts to any executives for services as such in 1995, the following table presents information solely for SDG&E. Moreover, Enova presently has no salaried executives; rather, certain Policies and Guidelines for Affiliated Company Transactions, which are mandated by the California Public Utilities Commission and have been adopted by SDG&E and Enova, provide that SDG&E will be compensated by Enova for personnel and resources which provide services to Enova, including executive resources.

                                  SUMMARY COMPENSATION TABLE

                                                                           Long Term
                                           Annual Compensation            Compensation
                                 ---------------------------------------  ------------
                                                            Other Annual     LTIP        All Other
                                        Salary       Bonus  Compensation    Payouts    Compensation
  Name and Principal Position    Year     (A)         (B)        (C)        (D)(E)          (F)
---------------------------    ----   --------   -------- ------------  ------------ ------------
T. A. Page (G)                   1995   $560,577   $404,000    $12,571      $549,205     $104,908
  Chairman, Chief Executive      1994    528,615    253,000     11,228        76,147       60,078
  Officer and President Enova    1993    509,203    337,000      9,910       513,777       55,161
  and SDG&E

S. L. Baum (G)                   1995    264,423    191,000      1,426       173,661       32,874
  Executive Vice President       1994    244,999     90,000      1,278        23,969       18,606
  Enova and SDG&E                1993    244,307    129,000      1,107       162,006       17,695

D. E. Felsinger (G)              1995    242,885    169,000      2,387       126,580       18,203
  Executive Vice President       1994    228,076     81,000      2,137        13,644       14,103
  Enova and SDG&E                1993    216,970    111,000      1,881        96,401       10,755

G. D. Cotton                     1995    193,461    112,000        383       117,122       19,641
  Sr. Vice President             1994    184,999     68,000        340        16,778       14,862
  SDG&E                          1993    184,722     98,000        302       105,076       14,160

E. A. Guiles                     1995    190,773    109,000         -         91,127       14,124
  Sr. Vice President             1994    172,692     64,000         -         10,325        7,922
  SDG&E                          1993    165,577     87,000         -         72,545        7,473

(A) Amounts shown reflect compensation paid and amounts deferred. All officers may elect to defer bonuses and base salary for periods of time they select. Restricted stock awarded in 1995 pursuant to the LTIP is reported below in the Long-Term Incentive Plan table.

(B)     Bonuses are paid pursuant to the Executive Incentive
Compensation Plan (EICP) as described under "Report of the Executive Compensation Committee" below.

(C) Other annual compensation includes any deferred compensation interest above 120% of the applicable federal rate.

(D) LTIP payouts relate to restrictions lifted on restricted stock awarded pursuant to the LTIP. Payouts are based on Enova's performance (and the performance of SDG&E for periods prior to January 1, 1996, the effective date of the Merger), as described below under "1986 Long-Term Incentive Plan."

(E) The aggregate holdings/value of restricted stock held on December 31, 1995, by the individuals listed in this table, are: T. A. Page, 58,420 shares/$1,241,425; S. L. Baum, 23,185 shares/$492,681; D.
E. Felsinger, 19,920 shares/$423,300; G. D. Cotton, 12,095
shares/$257,019; and E. A. Guiles, 10,660 shares/$226,525. The value of the aggregate restricted stock holdings at December 31, 1995 is determined by multiplying $23.75, the fair market value of SDG&E's Common Stock on December 31, 1995, less the purchase price of $2.50 per share, by the number of shares held. These December 31, 1995 share amounts include the share amounts shown in "Security Ownership of Management and Certain Beneficial Holders" above. All share amounts are in shares of Enova Common Stock as shares of SDG&E Common Stock held on December 31, 1995 converted, on a share-for-share basis, to Enova Common Stock on January 1, 1996 pursuant to the Merger. In certain instances, the January 31, 1996 amounts are less due to the vesting of certain shares in January 1996. Regular quarterly dividends have been paid on restricted stock held by these individuals, when declared by SDG&E, and from and after the date of the Merger quarterly dividends will continue to be paid on such restricted stock when and if declared by Enova.

(F) All other compensation includes a cash amount paid to each officer designated solely for the purpose of paying (i) the premium for an insurance policy providing death benefits equal to two times the sum of annual base pay plus the average of such officer's three highest bonuses; such cash amount includes a gross-up payment such that the net amount retained by each officer, after deduction for any income tax imposed on such payment, will be equal to the gross amount which would have been paid to such officer had the income tax not been imposed; (ii) a match under deferred compensation agreements which allows officers who have exceeded the maximum pretax amount under the Savings Plan to continue to make pretax deferrals of base compensation to an account in their name up to a maximum of 15%; up to 6% of base compensation will be matched by a contribution of 50 cents per dollar deferred; no amount can be deferred by an officer or matched under this agreement until the officer contributes to the Savings Plan the maximum amount allowed by the tax law; and (iii) SDG&E matching contributions to the Savings Plan. The respective amounts paid in fiscal year 1995 for each of the above officers were: T. A. Page, $88,035, $14,969, and $1,904; S. L. Baum,
$24,843, $6,085, and $1,946; D. E. Felsinger, $12,349, $4,311, and
$1,543; G. D. Cotton, $13,765, $3,032, and $2,844; and E. A. Guiles,
$9,744, $116, and $4,264.

(G) As of January 1, 1996, (i) Mr. Page resigned as chief executive officer and president of Enova and SDG&E, (ii) Mr. Baum became the chief executive officer and president of Enova, and (iii) Mr. Felsinger became the chief executive officer and president of SDG&E.


Compensation of Directors

     During 1995, SDG&E directors not holding salaried positions in SDG&E were paid an annual retainer of $30,000, payable at the rate of $2,500 per month. No additional fees were paid for attendance at any meeting of the SDG&E board or of any committee of such board. Non-employee directors are reimbursed for their out-of-pocket expenses incurred to attend meetings. All Enova directors except Mr. Page and Mr. Baum, who joined the Enova and SDG&E boards on January 1, 1996, are non-salaried directors.

     During 1995, Enova directors were not paid for their service as such (all Enova directors during 1995 were also SDG&E directors). All Enova board meetings during 1995 were held in conjunction with SDG&E board meetings. Accordingly, the directors incurred no incremental out-of-pocket expenses in connection with Enova board meetings in 1995. A non-salaried director serving on the boards of both Enova and SDG&E will receive a single annual retainer in the amount of $30,000.

     In addition to the annual retainer for service as a director, the LTIP was amended at the 1995 Annual Meeting of SDG&E shareholders to provide for the automatic grant of up to 300 shares of SDG&E Common Stock (now Enova Common Stock) per year to non-employee directors. This grant was first made promptly following the 1995 Annual Meeting to each incumbent non-employee director based upon service during the prior year, and this grant will continue to be made on the same terms for future annual meetings, including the Annual Meeting. As a result of the Merger, Enova has assumed the LTIP and the obligation to issue shares thereunder. Although non-employee directors of Enova and SDG&E are eligible for the annual grant of 300 shares of Enova Common Stock under the LTIP, a director serving on both boards will receive only one grant of 300 shares annually.

     S. L. Baum, D. W. Derbes and T. A. Page are directors of Enova and SDG&E who also served during 1995 as directors of PDC. Messrs. Derbes and Page also served during 1995 as directors of Wahlco Environmental. Mr. Page and Mr. Derbes resigned from the board of directors of Wahlco Environmental during 1995. As a non-employee director, Mr. Derbes received a $500 fee for attending each meeting of PDC. Mr. Derbes also received an annual retainer of $12,000 plus a $1,000 fee for attending each meeting of Wahlco Environmental.

     Messrs. Baum and Page received no fees or other compensation for serving as directors of Enova, SDG&E or any of their subsidiaries.

     Directors may elect to defer their retainers and/or fees for periods of time they select.

     On December 17, 1990, the board of SDG&E adopted a Retirement Plan for Directors applicable to directors serving on the board of SDG&E on or after such date. As of the date of the Merger, this Retirement Plan also applies to directors of Enova. If a director has at least five years of total board service, then, beginning in the calendar quarter following the later of the director's retirement from the board or attaining age 65, the director (or a surviving spouse) will receive during each subsequent 12-month period, a benefit amount equal to the director's annual retainer (currently $30,000) plus meeting fees, committee chair fees, and the cash value of any stock grant paid to the director during the prior calendar year for a benefit period equal to the number of years of the director's total service on the board. Directors currently do not receive meeting or committee chair fees. The benefit will end upon the completion of the benefit period or the death of the later to die of the director and a surviving spouse, whichever occurs first. In computing the benefit period, periods of service as an employee director shall be disregarded, and concurrent service on the board of SDG&E and Enova will not result in double-counting of years of service.


Relocation Arrangements

     In connection with her hiring as a vice president in July 1994, SDG&E arranged for a relocation firm to assist K. A. Flanagan with the potential sale of her former personal residence. Under the agreement with the relocation firm, Ms. Flanagan had the option to cause that entity to purchase her former residence within one year of her start date with SDG&E at an agreed price which was $40,000 above the appraised value of the residence at the time of her employment by SDG&E. In July 1995, Ms. Flanagan exercised her right to sell the former residence to the relocation firm. SDG&E incurred expenses totaling approximately $190,000 representing the $40,000 referenced above, the loss on the sale price due to deterioration of the Los Angeles real estate market, costs of sale, and certain carrying costs.


Employment Contract of Mr. Page

     On September 12, 1988, Thomas A. Page and SDG&E entered into an employment agreement dated as of June 15, 1988. Mr. Page's employment agreement provides that he will serve as chief executive officer and chairman of the board of directors of SDG&E for a period of two years beginning June 15, 1988, subject to automatic extensions for successive two-year periods (unless the contract is terminated as described below) and that he will receive a salary at a rate of not less than $31,916.66 per month or such greater amount as may, from time to time, be determined by the board. Mr. Page resigned from his position as chief executive officer effective January 1, 1996. Mr. Page continues to serve as chairman of the boards of directors of SDG&E and Enova. Mr. Page's resignation did not trigger a termination under the employment agreement as described below.

     The employment agreement also provides that Mr. Page will be entitled to participation in the EICP, any other annual bonus plan, the Savings Plan, the LTIP and any other long-term incentive plan. In addition, Mr. Page is entitled to participate in the Supplemental Executive Retirement Plan (the SERP) and the Pension Plan. Pursuant to an earlier agreement between Mr. Page and SDG&E, Mr. Page was credited with years of service under the Pension Plan and the SERP equal to his years of service with SDG&E plus five extra years.

     Under the employment agreement, if Mr. Page's employment is terminated (i) by the board upon two years' written notice, (ii) upon his death or permanent disability, (iii) by SDG&E for cause or (iv) by Mr. Page upon 30 days written notice to SDG&E, which termination is other than a "Constructive Termination" (as defined below), he will receive benefits through the last day of his term of employment and no additional benefits. If Mr. Page's employment is terminated (i) because of the dissolution, liquidation or winding-up of SDG&E, (ii) by a majority vote of the SDG&E board of directors without cause upon 30 days written notice or (iii) by Mr. Page as a result of (A) any violation of the compensation provisions of the employment agreement, (B) any adverse and significant change in Mr. Page's position, duties, responsibilities or status, including the failure to be elected to the board and as chief executive officer of SDG&E or (C) a change in Mr. Page's normal business location to a point away from SDG&E's main headquarters (each, a Constructive Termination), he will be entitled to two years' salary paid in a lump sum plus a bonus equal to 200% of the average of the three highest bonuses paid to him during the previous five years, continued health and life insurance benefits under various plans, his SERP benefit (without regard to the limit described therein relating to Section 280G of the Internal Revenue Code of 1986, as amended (the Code)) and his LTIP benefit. If any of the payments set forth in the previous sentence become subject to the excise tax imposed by Section 4999 of the Code, SDG&E will pay Mr. Page an additional amount such that the net amount retained by Mr. Page after deduction for such excise tax and any income and excise tax imposed on such additional amount will be equal to the gross amount which would have been paid to Mr. Page under the agreement had the excise tax not been imposed. The benefits payable to Mr. Page under the agreement on account of a change in control are in lieu of any benefits which would have otherwise been payable to Mr. Page under the Executive Severance Allowance Plan. The term "change in control" includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" below.



1986 Long-Term Incentive Plan

                      Long-Term Incentive Plan
                     Awards in Last Fiscal Year

                                                              Estimated Future
                                                                   Payouts
                               Number                               Under
                                 of                               Non-Stock
                             Restricted    Performance Period    Price-Based
Name                           Shares         Until Payout       Plans (A)(B)
----                         ----------   -------------------  ---------------
T. A. Page                     18,660     Four Annual Periods      $370,868

S. L. Baum                      5,680     Four Annual Periods       112,890
                                2,500      One-Year (1997)(C)        49,688

D. E. Felsinger                 5,020     Four Annual Periods        99,773
                                2,500      One-Year (1997)(C)        49,688

G. D. Cotton                    3,680     Four Annual Periods        73,140

E. A. Guiles                    3,580     Four Annual Periods        71,153

(A) The value (target) of the restricted stock awards is determined by multiplying $22.375, the fair market value of SDG&E Common Stock on the date of grant, December 6, 1995, less the purchase price of $2.50 per share, by the number of shares awarded (shares of SDG&E Common Stock have since converted, as of the date of the Merger (January 1, 1996) and on a share-for-share basis, into Enova Common Stock).

(B) The payout amounts set forth in this column represent both the maximum and the target amounts payable upon achievement of all performance-vesting goals. The minimum payout upon failure to achieve any of the performance vesting goals would be $0. The actual payout will depend upon the achievement of performance-vesting goals and upon the fair market value of Enova Common Stock at the date of vesting.

(C) Special grants of 2,500 shares each were made in 1995 to S. L. Baum and D. E. Felsinger. Lifting of restrictions on these shares is dependent upon Enova performance for 1997 (discussed below).

     The LTIP provides that the Enova Executive Compensation Committee may grant to certain executives any combination of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance awards, stock payments or dividend equivalents. As of December 31, 1995, all grants made to executives under the LTIP have been in the form of restricted stock.

     With respect to LTIP shares purchased in 1986 through 1990, all restrictions have been lifted in prior years.

     With respect to LTIP shares purchased in 1991, 1992 and 1993, the earnings per share target was met for the 12 months ended June 30, 1995, and the shares which would have been released if the December 31, 1994 target had been met, were released from restrictions and delivered to the executives. The earnings target was met for the year ended December 31, 1995 and one-quarter of the LTIP shares purchased in 1991, 1992, 1993 and 1994 were released from restrictions and delivered to the executives. All restrictions have now been lifted on LTIP shares purchased in 1991.

     With respect to LTIP shares purchased in 1992, 1993, 1994 and 1995, restrictions on one-quarter of the number of shares originally placed in escrow are to be released and the shares are to be delivered to the executives for each of the four succeeding calendar years if SDG&E's earnings per share (to be measured in terms of Enova's earnings per share from and after January 1, 1996) meet or exceed the earnings per share target set by the Executive Compensation Committee or if, at the end of the first, second and third quarters of the following year, earnings for the 12 months then ending equal or exceed the weighted average of the targets for the prior year and the current year. In addition, as to shares purchased in 1992, the restrictions on all remaining shares that are not released in such manner will be released and the shares will be delivered to executives at the end of the fourth succeeding calendar year, if and only if, a total return to shareholders goal, as determined by the Executive Compensation Committee or the Enova board, is met. Shares purchased in 1993 have no end-of-term goal. As to shares purchased in 1994 and 1995, the restrictions on all remaining shares may be released by the Enova board of directors after considering the impact on 1995-1998 earnings and 1996-1999 earnings, respectively, of industry and corporate restructuring during such period.

     In addition to the above-described restricted shares with four-year performance period-based restrictions, special grants of 2,500 shares were made to each of S. L. Baum and D. E. Felsinger in 1994 and 1995. The restrictions on these shares are to be lifted at the end of 1996 and 1997, respectively, if Enova meets or exceeds the target earnings per share as set by the Executive Compensation Committee at the time of grant. Such target earnings may be adjusted to reflect industry and corporate restructuring.

     In general, restricted shares may not be sold, transferred or pledged until restrictions are removed or expire. Purchasers of restricted stock have voting rights and will receive dividends prior to the time the restrictions lapse if, and to the extent, paid on Enova Common Stock generally.

     All shares of restricted stock purchased are placed in escrow. It is anticipated that restricted stock would be forfeited and would be resold to Enova at original cost in the event that vesting is not achieved by virtue of performance or other criteria.

     Under the LTIP, all outstanding incentive awards become fully vested and exercisable without restrictions upon the occurrence of one of two events after a change in control. The first triggering event is the failure of a successor corporation or its parent or subsidiary to make adequate provision for continuation of the LTIP by substituting new awards. In the second triggering event, even if adequate provision for continuation of the LTIP and substitution of new awards has been made, an executive's incentive awards will become vested and exercisable if the executive is terminated within three years after a change in control for reasons other than cause, retirement, death or disability, or if the executive voluntarily terminates employment due to adverse circumstances.

     The term "change in control" includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" below. The adverse circumstances allowing such voluntary termination of employment consist of significant and adverse changes in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.

     The LTIP will expire in 2005. Outstanding incentive awards will not be affected by such expiration or termination and will vest or be forfeited in accordance with their terms.


Pension Plan and Supplemental Executive Retirement Plan (SERP)

                    Pension Plan and SERP Table
         --------------------------------------------------
                                Aggregate Annual Benefit for Credited
                                           Years of Service(1)
                              -----------------------------------------
            Assumed                                           10 Years
            Annual                                               and
         Compensation              5 Years                   thereafter
         ------------              -------                   ----------
          $100,000                 $ 30,000                   $ 60,000
           200,000                   60,000                    120,000
           300,000                   90,000                    180,000
           400,000                  120,000                    240,000
           500,000                  150,000                    300,000
           600,000                  180,000                    360,000
           700,000                  210,000                    420,000
           800,000                  240,000                    480,000
------------

(1) Credited years of service under the Pension Plan for the five highest paid executive officers are: T. A. Page, 18 years; S. L. Baum,
11 years; D. E. Felsinger, 23 years; G. D. Cotton, 20 years; and E. A.
Guiles, 23 years.

     In addition to the Pension Plan, the SERP provides a supplemental retirement benefit for certain executives. As a result of the Merger, the Pension Plan and the SERP are available for executives of Enova as well as executives of SDG&E; however, concurrent service for both Enova and SDG&E will not result in double-counting of years of service.

     The aggregate monthly benefit payable under the combined Pension
Plan and SERP to an executive who retires at age 62 or thereafter and has completed at least five years of service will be a percentage of the executive's final pay equal to 5% times years of service (up to a maximum of 10 years); however, officers appointed prior to July 1, 1994 shall receive 6% times years of service (up to a maximum of 10 years).
Final pay is defined in the SERP as the monthly base pay rate in effect during the month immediately preceding retirement, plus 1/12 of the average of the highest three years' gross bonus awards. Alternatively, the executive may elect to receive a lump sum cash payment equal to the actuarially determined present value of the monthly benefits. The SERP also provides reduced benefits to executives who retire between the ages of 55 and 61, if the executive has completed at least five years of employee service.

                                   13

     The above table shows the aggregate annual retirement benefits payable to executives under the Pension Plan and the SERP, assuming a straight life annuity form of pension at the normal retirement age of 62 for specified compensation and years of service. The benefit amounts listed in the table are not subject to a deduction for Social Security benefits. SERP payments will be reduced by benefits payable under the Pension Plan.

     The SERP, as amended, provides monthly surviving spouse benefits equal to 50% of the defined benefits and disability benefits equal to 100% of the defined benefits.

     The SERP also provides enhanced benefits to an executive who is adversely affected within three years after the occurrence of an event constituting a change in control of Enova or SDG&E, as the case may be (a Change in Control). If, during that period, an executive is terminated for reasons other than cause, retirement, death or disability, or voluntarily leaves employment for reasons specified in the SERP, the executive may elect either to take early retirement, if otherwise qualified to do so, or to receive a lump sum cash payment equal to the actuarially determined present value of normal retirement benefits based on 10 years of service. Some or all of the amounts to be paid will be funded out of the cash value of life insurance policies paid for by the employer on behalf of the executive.

     The lump sum payment under the SERP is limited. If that payment alone, or when added together with other payments that the executive has the right to receive from Enova or SDG&E, as the case may be, in connection with a Change in Control, becomes subject to the excise tax imposed by Section 4999 of the Code, the payment must be reduced until no such payment is subject to the excise tax. The effect of this limitation is that total severance payments made to an executive in connection with a Change in Control may not exceed approximately 2.99 times the executive's average W-2 income for the five years preceding the Change in Control.

     Certain significant events described in the SERP constitute a Change in Control, such as the dissolution of Enova or SDG&E, the sale of substantially all the assets of Enova or SDG&E, a merger or the acquisition by one person or group of the beneficial ownership of more than 25% of the voting power of Enova or SDG&E, coupled with the election of a new majority of the board of Enova or SDG&E, as the case may be. An Enova- or SDG&E-initiated merger in which Enova or SDG&E, as the case may be, is the surviving entity is not a change in control;
accordingly, the Merger did not constitute a Change in Control. The adverse actions that allow an executive to leave employment voluntarily are described in the SERP and consist of events such as a significant and adverse change in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.


Executive Severance Allowance Plan

     The Executive Severance Allowance Plan, as amended (the Executive
Severance Plan), covers officers with one or more years of employee service in lieu of coverage under the severance plan for non-officer employees. As a result of the Merger, the Executive Severance Plan is available for executives of Enova as well as executives of SDG&E;
however, concurrent service for both Enova and SDG&E will not result in double-counting of years of service.

     The Executive Severance Plan provides two different severance allowances depending upon whether the officer's termination is related to a Change in Control. Termination unrelated to a Change in Control essentially means a termination due to a reduction in staff or a termination resulting from the sale of a work unit. The term Change in Control includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" above. If, within three years after a Change in Control, the officer is terminated for reasons other than cause, retirement, death or disability, or leaves employment voluntarily due to adverse actions, the officer is entitled to a severance allowance. The adverse actions that allow an officer to leave employment voluntarily are described in the Executive Severance
Plan and consist of events such as a significant and adverse change in the officer's position, duties, responsibilities or status, or the reduction or elimination of the officer's compensation or incentive compensation opportunities.

                                  14

     In the event of a termination unrelated to a Change in Control, officers with one or more years of employee service, but less than five years of employee service, will receive a severance allowance consisting of a continuation of base salary and health and basic life insurance benefits for nine months. Officers with five or more years of employee service receive a continuation of base salary and such benefits for 12 months.

     The Executive Severance Plan provides that if the length of an officer's severance allowance is greater under the employees' severance plan than under the Executive Severance Plan, the officer's severance allowance under the Executive Severance Plan will be for that longer period.

     In the event of a termination related to a Change in Control, the officer will receive a severance allowance consisting of one year's final pay in a lump sum payable within five days after termination and, at the officer's option, either the continuation of health and basic life insurance coverage for 12 months or a lump sum payment equal to the present value of that coverage. Payments pursuant to the Executive
Severance Plan alone, or when combined with compensation from other
Enova or SDG&E sources made in connection with a Change in Control, may not exceed approximately 2.99 times the officer's average W-2 income for the five years preceding the Change in Control.

     The Executive Severance Plan provides a procedure and a formula to reduce the total payments to be received by an officer by reason of a Change in Control if such total payments would exceed the 2.99 limitation (causing an excise tax to be due) and if the officer waives receipt of all or a portion of the excess. Under the formula, an officer's lump sum benefit under the SERP would be first reduced, if necessary, to zero. It is not anticipated that any reduction under any other benefit plan would be necessary in the case of any officer.


Report of the Executive Compensation Committee

     The Enova Executive Compensation Committee, which is composed entirely of independent outside directors, acts on behalf of the board of directors in the interests of the shareholders in formulating policy and administering approved programs for compensating Enova and SDG&E officers and other senior executives.

     The compensation policy of Enova, with respect to its executives, is to provide a total compensation package wherein the mix and total of base salary, annual incentive and long-term incentive, the composition of its benefit programs, and the terms and administration of the plans by which such forms of compensation are determined (1) are structured and administered in the best interests of the shareholders, (2) are reasonable in comparison to competitive practice, (3) align the amount of compensation with corporate performance, and (4) will continue to motivate and reward on the basis of Enova, SDG&E and individual performance. The Executive Compensation Committee believes that a significant portion of the total compensation of all executives and, most specifically, the chairman and chief executive officers of Enova and SDG&E, should be "at risk" and based upon the achievement of measurable, superior financial and operational performance.

     In discharging its responsibility, the Executive Compensation
Committee, subject to the final approval of the board of directors, determines the factors and criteria to be used in compensating the chief executive officers, as well as other executives of Enova and SDG&E, and applies these factors and criteria in administering the various plans and programs in which these executives participate to ensure they are
(1) consistent with compensation policy, (2) compatible with other compensation programs and (3) administered in accordance with their terms and the objectives for which they are intended.

     To assist in the performance of the above and to ensure that it is provided with unbiased, objective input, the Executive Compensation
Committee may elect to retain the services of an outside independent compensation consulting firm. The Executive Compensation Committee considers the compensation practices and levels paid by major nation-wide companies. In addition, the Executive Compensation Committee reviews economic and comparative compensation surveys compiled and provided by the Human Resources Division of SDG&E. The Executive
Compensation Committee believes that by taking into account the compensation practices of other comparative utilities as well as major nation-wide non-utility companies, it can best determine the level of compensation necessary to attract, retain and motivate its executives.

                                  15

     While it may rely on such information, the Executive Compensation
Committee is ultimately and solely responsible for any decisions made or recommended to the board of directors with regard to the compensation of Enova and SDG&E executives.

     The Executive Compensation Committee has reviewed the compensation of Enova and SDG&E executives and has determined that their compensation is consistent with Enova's policies.


   Chief Executive Officer Compensation

     The compensation of Mr. Page represents the positions he held in 1995 of chairman, president and chief executive officer. Mr. Page's compensation, as well as that of the other executives, is directly tied to the achievement of the corporate goals described below. Effective
January 1, 1996, Mr. Page resigned his positions as president and chief executive officer of Enova and SDG&E. He will continue to serve as chairman of the board of both companies. Effective January 1, 1996, Mr.
Stephen L. Baum was elected president and chief executive officer of Enova and Mr. Donald E. Felsinger was elected president and chief executive officer of SDG&E.

     The base salary of the chief executive officers, and the other executives, is targeted at the competitive median (50th percentile) for comparably sized utilities and companies. Pursuant to Mr. Page's employment agreement described above, he will receive a salary of not less than $31,916.66 per month through his remaining term as chairman of the board. For 1995, the targeted participation levels were 50% under the EICP and 70% under the LTIP, of base salary. Actual incentive compensation earned under these two plans is contingent upon Enova and SDG&E's attaining stated performance goals. At targeted compensation levels, 55% of Mr. Page's total compensation is contingent on the achievement of these quantifiable corporate performance goals. As discussed further below in the EICP and LTIP sections, these goals address Enova earnings per share, return on equity, market-to-book, and SDG&E operating and maintenance expenses, rates, electric reliability, safety and customer satisfaction.


   Base Salary Compensation

     The base salary component for the chief executive officers and the other executives is reviewed annually and is based upon the responsibilities of the position and the experience of the individual.
The Executive Compensation Committee also takes into account the base salaries of executives with similar responsibilities at the above-mentioned companies. Other factors taken into consideration by the Executive Compensation Committee are the condition of the local and national economies and the financial and operational health of Enova and SDG&E. The individual performance of the specific executive is also considered. The base salary information is gathered and analyzed in order to determine the appropriate compensation level. While these statistical factors may warrant one level of pay, more subjective elements such as the condition of the economy may dictate another.


   Executive Incentive Compensation Plan (EICP)

     Under the EICP, cash payments may be made annually to the chief executive officers and other executives based on a combination of financial and operating performance goals. There are three elements that determine the individual awards: (1) the executive's base salary, (2) the participation level, and (3) corporate performance. The participation level is expressed as a percentage and is set by the Executive Compensation Committee based on the executive's duties and level of responsibility. The amount of the individual award is determined by multiplying the executive's base salary by the participation level and then modifying it by total corporate performance.

                             16

     The EICP is highly leveraged on the basis of performance.
Accordingly, no payments may be made unless and until the minimum performance levels are exceeded. Under the terms of the EICP, corporate performance is measured against preset quantifiable goals approved by the Executive Compensation Committee at the beginning of the year. A target and a minimum and maximum performance range are established for each goal. Financial goals include (1) the percent return on Enova shareholders' equity and (2) the ratio of Enova's stock market price to its book value, which is then compared to other utilities. Operating goals address (1) adherence to SDG&E's operating and capital budgets,
(2) an electric rate target, (3) customer service satisfaction as measured by customer surveys, (4) customer average electric outage, and
(5) employee lost-time accidents. Total corporate performance is determined from the degree of achievement of each of these goals. These goals directly support the performance-based rates goals approved by the California Public Utilities Commission. The Executive Compensation
Committee gives equal weight to the financial goals and the operating goals in order to balance shareholder and customer interests. This serves to assist SDG&E in reaching its goals of lowering rates and increasing earnings at the same time.

     All 1995 operating performance minimum goals were exceeded by SDG&E, with customer satisfaction achieving an all-time high and safety experiencing an all-time low number of accidents. The 1995 financial goal of return on shareholders' equity was exceeded and the market-to-book ratio is still in the top 25% of utilities. For 1995, the individual awards could not exceed 75% of base salary for the chairman, president, chief executive officer, and executive vice presidents and 60% for other executives. The EICP compensation component represents 23% of the chairman, president and chief executive officer's total mix of compensation based upon the targets set under the EICP and LTIP. The actual amounts earned by each of the five highest compensated executives under the EICP are listed in the Summary Compensation Table.


   1986 Long-Term Incentive Plan (LTIP)

     The LTIP was approved by the shareholders of SDG&E in 1986, and amended and reapproved by the shareholders of SDG&E in 1995, to promote the interests of SDG&E and its shareholders. The LTIP was assumed by Enova as a result of the Merger. The LTIP delegates the responsibility of administration and goal determination to the Executive Compensation
Committee. The LTIP's primary purpose is to enhance the value of Enova to its shareholders by encouraging executives to remain with Enova and/or SDG&E and to act and perform to increase the price of Enova shares as well as Enova earnings per share. To accomplish these objectives, Enova sells shares of Enova Common Stock to executives at a fixed price of $2.50 per share. These shares are subject to substantial restrictions on the rights of executives to benefit fully from such shares unless and until certain earnings improvement and continued service requirements are met. If these requirements or other criteria are not met, it is anticipated that the executives' rights to such shares would be forfeited and they would be sold back to Enova at their original purchase price.

     All Enova and SDG&E executives are eligible to participate in the LTIP at various levels. The number of shares granted is determined by a formula adopted by the Executive Compensation Committee, and is calculated as a percentage of base salary. The higher the responsibility level, the higher the participation level (or percentage of risk). For example, in 1995 the chairman, president and chief executive officer participated at 70% of base salary, making the LTIP equal to 31% of his mix of total target compensation. As a component of the executives' total compensation package, the LTIP formula is reviewed annually. The review takes into consideration that the value of such shares, at the time of grant, has been determined to be consistent with the size of grants made to executives in similar positions in the above-mentioned companies. Other factors accounted for are LTIP goals, current share ownership and current participation levels.

     With respect to LTIP shares purchased in 1992, 1993, 1994 and 1995 restrictions on one-quarter of the number of shares originally placed in escrow are to be released and the shares are to be delivered to the executives for each of the four succeeding calendar years if SDG&E's earnings per share (to be measured in terms of Enova's earnings per share from and after January 1, 1996) meet or exceed the earnings per share target set by the Executive Compensation Committee or if, at the end of the first, second and third quarters of the following year, earnings for the twelve months then ending equal or exceed the weighted average of the targets

                                   17

for the prior year and the current year. In addition, as to shares purchased in 1992, the restrictions on all remaining shares that are not released in such manner will be released and the shares will be delivered to executives at the end of the fourth succeeding calendar year, if and only if, a total return to shareholders goal, as determined by the Executive Compensation Committee or the Enova board, is met.
Shares purchased in 1993 have no end-of-term goal. As to shares purchased in 1994 and 1995, the restrictions on all remaining shares may be released by the Enova board of directors after considering the impact on earnings of industry and corporate restructuring.

     In addition to the above-described restricted shares with four-year performance period-based restrictions, special grants of 2,500 shares were made to each of S. L. Baum and D. E. Felsinger in 1994 and 1995.
The restrictions on these shares are to be lifted at the end of 1996 and 1997, respectively, if Enova meets or exceeds the target earnings per share for 1996 and 1997 as set by the Executive Compensation Committee at the time of grant. Such target earnings may be adjusted to reflect industry and corporate restructuring.

     The number of restricted shares sold to SDG&E's five highest-compensated executives in 1995, pursuant to the LTIP, is shown in the Long-Term Incentive Plan Table.


   Revenue Reconciliation Act of 1993

     In 1993, Section 162(m) of the Internal Revenue Code was amended to limit the deductibility of most forms of compensation, over $1,000,000, paid to top executives of publicly-held corporations. The Executive
Compensation Committee believes that awards of stock options and stock appreciation rights, if any, under the LTIP will not be subject to the limitations on compensation deductibility as a result of the amendments approved by the shareholders of SDG&E at their 1995 Annual Meeting. The
Executive Compensation Committee intends to maintain flexibility in the manner and conditions under which grants of restricted stock are made under the LTIP, however, and such grants may in the future be subject to the limitations on compensation deductibility under certain circumstances.

The report is submitted by the Executive Compensation Committee:

Robert H. Goldsmith, Chairman
Daniel W. Derbes
Catherine T. Fitzgerald
Thomas C. Stickel

                                         18


Comparative Common Stock Performance

     The following graph compares the percentage change in SDG&E's cumulative total shareholder return on SDG&E Common Stock over the last five fiscal years with the performances of the Standard & Poor's 500
Index and the Dow Jones Utilities Index over the same period. The returns were calculated assuming the investment in SDG&E Common Stock, the S&P 500, and the Dow Jones Utilities Index on December 31, 1990, and reinvestment of all dividends. Note that for future years, periods from and after the date of the Merger (January 1, 1996) will be measured in terms of Enova Common Stock.





[TOTAL SHAREHOLDER RETURN GRAPH]


    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
     AMONG SDG&E, DOW JONES UTILITIES INDEX AND S&P 500 INDEX
Measurement Period
(Fiscal Year Covered)         Company            S&P 500 Index    Dow Jones Utilities
Index
Measurement Pt-- 12/31/90     $100.00               $100.00                    $100.00
FYE 12/31/91                  $107.41               $130.47                    $115.09
FYE 12/31/92                  $121.44               $140.41                    $119.71
FYE 12/31/93                  $133.22               $154.56                    $131.19
FYE 12/31/94                  $111.30               $156.60                    $111.41
FYE 12/31/95                  $147.31               $215.45                    $147.25




(A) Calculations for the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.
(B) The Dow Jones Utilities Index (consisting of 11 electric utilities and four gas utilities) is maintained by Dow Jones & Company, Inc. and reported daily in The Wall Street Journal.
(C) Beginning in 1988 and through May 1991 SDG&E was involved in merger negotiations and SDG&E Common Stock was trading at inflated prices. SDG&E estimates that, absent the merger negotiations, the cumulative total shareholder return on SDG&E Common Stock over the last five fiscal years would have been $179.

                ITEM NOS. 2 AND 3-SHAREHOLDER PROPOSALS

     Enova has received the following shareholder proposals submitted in accordance with the rules of the SEC. These proposals will be voted upon at the Enova Annual Meeting only if properly presented by the proposing shareholders or their qualified representatives. To be approved, a proposal must receive the affirmative vote of a majority of the outstanding shares of Enova Common Stock represented and voting at the Enova Annual Meeting.

     The proposals and supporting statements are presented as received by Enova and the Enova board of directors disclaims any responsibility for their content. The Enova board of directors recommends a vote "AGAINST" the proposals for the reasons stated in the opposition statements following the proposals. The name and address of, and number of shares represented to be held by, the proposing shareholders will be furnished by Enova to any shareholder promptly upon receipt of any oral or written request to Enova Shareholder Services.


SHAREHOLDER PROPOSAL (Item No. 2 on Proxy Card)

     "RESOLVED: That the shareholders recommend that the Board of Directors institute the additional criteria that shareholders must receive a total return of 9% in the fiscal year before any officer options and bonus are granted."

     "Reasons: Under the present system the officers may be awarded options at $2.50 a share, and thus make a substantial profit even when the shareholders have a negative return. The Directors have set a criteria for bonus and option award that cannot be evaluated by the shareholders."

     "Total return is defined as the dividend paid plus the change in share price during the year divided by the share price at the beginning of the year. This resolution will put the officers interests with the shareholders."

     "In 1994 shareholders received a negative return of 17%, which was one of the poorest returns in the utility industry, at the same time each of the listed officers in the proxy statement received a substantial bonus."

     "This same proposal was submitted at the 1995 Annual Meeting and received 15.24% of the vote."


Enova Opposition Statement

     This proposal, in substantially the same form, was submitted at last year's Annual Meeting of shareholders and was defeated by a substantial majority of shareholders.

     The board agrees that the compensation of officers should be tied to the financial performance of Enova and SDG&E. In fact, the board has emphasized the importance of total return to shareholders for many years and has previously included "total return to shareholders compared to industry performance" as a goal in the Long-Term Incentive Plan. The board, however, no longer uses this criterion to determine incentive compensation because stock price movement for utility stocks is significantly affected by varying economic, industry and market forces which are outside the scope of management's control. For example, in 1994 when "total return to shareholders" was adversely affected by the decline in stock price, this decline was strongly influenced by at least two factors beyond management's control: the reaction of the investment community to the upward move in interest rates and the momentum gained by deregulation of the electric utility industry. The board believes that such factors should not drive executive compensation.

     Furthermore, the board believes that its existing compensation programs, which are tied to the achievement of specific financial and operational goals, including earnings growth, provide the right type of incentive for officers to enhance shareholder value. These plans directly reward or penalize management for actions within their control. For example, during the second quarter of 1994, SDG&E had a one-time non-recurring, after-tax writedown of $80 million and posted a loss of $0.30 a share-its first quarterly loss in a decade. The writedown was taken to reflect the decline in value of certain utility and subsidiary assets and to prepare the company for industry restructuring. The impact of the writedown on SDG&E earnings caused some of the officers' incentive compensation goals not to be met, thus significantly reducing executive compensation, including 1994 long-term incentive payouts. For example, the chairman's total compensation was down 34% in 1994 as compared to 1993.

     The Enova board urges each shareholder to review the full discussion of Enova and SDG&E's executive compensation programs and its "pay for performance" approach included above in this Proxy Statement (see "Item No.1-Election of Directors-Executive Compensation and
Transactions with Management and Others" and "Report of the Executive Compensation Committee").

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL. Proxies received will be voted against this proposal unless a contrary choice is specified.


     SHAREHOLDER PROPOSAL (Item No. 3 on Proxy Card)

     "Recommend: That no stock options and/or stock derivatives for [Enova] and subsidiaries be issued except under the following conditions:

1. The exercise price shall not be less than the closing price for any day during the previous two years, the last issue price or the net book value.

2. The exercise price shall also be increased each year by three percent plus the yearly inflation rate minus dividends paid. In no case, shall the yearly exercise price be reduced.

3. The maximum number of stock options or derivatives issued each year may not exceed two percent of the number of shares outstanding.

4. Options or derivatives once issued shall not be reissued or the terms changed.

5. No other stock shall be sold at less than 95% of current market price."

     Reasons: "Stock options and derivatives are an excellent tool for rewarding executives for outstanding performance. During the last ten years stock option programs have been added to almost every major American public corporation. Most plans are structured so that even below-average performers may be given undeserved rewards. This results in an unwarranted dilution of stockholder equity. [Enova] should be in the vanguard of companies that have option plans that reward outstanding performance and are also fair to stockholders. The conditions presented have the necessary elements for a good plan. We should help [Enova] lead the way for a good national pattern."


ENOVA OPPOSITION STATEMENT

     The board believes that to meet Enova's long-term goals, it is important to have appropriate long- and short-term incentive compensation programs. The Enova board believes that this recommendation, if approved by the shareholders and adopted by Enova, would limit Enova's flexibility to develop incentive programs that are properly aligned with its goals. For example, if the Executive Compensation Committee were to determine to grant stock options, it would under the proposal be required to fix exercise prices higher than the highest closing price for Enova's stock for the prior two years. Consequently, if the fair market value of the stock on an option grant date is below the required exercise price, the program would not reward the executive officer for returning the stock to its two-year high.

     This proposal, if adopted, might also limit the Enova board's ability to grant restricted stock under the LTIP. In a regulated environment, with limited utility returns authorized by the CPUC, the board has determined that granting restricted stock contingent on the attainment of performance goals is an effective way to drive decisions. The Enova board needs the flexibility to structure incentive compensation programs that will best serve the interests of the shareholders.

     The Enova board urges each shareholder to review the full discussion of Enova and SDG&E's executive compensation programs and its "pay for performance" approach included above in this Proxy Statement (see "Item No.1-Election of Directors-Executive Compensation and
Transactions with Management and Others" and "Report of the Executive Compensation Committee").

     FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL. Proxies received will be voted against this proposal unless a contrary choice is specified.


Relationship with Independent Public Accountant

     Deloitte & Touche LLP (or its predecessor firm, Deloitte Haskins & Sells) has been employed regularly by SDG&E for many years (and has now been appointed by Enova) to audit financial statements and for other purposes. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and will respond to appropriate questions from shareholders.


Annual Report and Availability of Form 10-K

     The Enova and SDG&E 1995 Annual Report to Shareholders accompanies this Proxy Statement. The Annual Report of Enova and SDG&E to the SEC on Form 10-K for 1995 will be provided to shareholders, without charge, upon written request, to Shareholder Services, P.O. Box 129400, San Diego, California 92112-9400.


Shareholder Proposals for 1997 Annual Meeting

     Proposals that shareholders may wish to have included in the proxy materials relating to the next Annual Meeting (1997) must be received by Enova, by November 14, 1996.


Proxy Solicitations

     In addition to the original solicitation by mail, some of the officers and regular employees of Enova and SDG&E may solicit proxies by personal visits, telephone or mail without receiving compensation in addition to their regular salaries. Enova anticipates that the expense associated with these solicitation efforts will be nominal. Enova will reimburse brokerage firms and other securities' custodians for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock.

     Enova and SDG&E have also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $12,000 plus disbursements.


Other Business to Be Brought Before the Annual Meeting

     The board of directors of Enova does not know of any matters that will be presented for action at the Annual Meeting other than the matters described above. However, if any other matters properly come before the Annual Meeting, the holders of proxies solicited by the Enova board of directors will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the enclosed proxy.

By order of the Board of Directors
Thomas A. Page
Chairman

San Diego, California
March 11, 1996

                                  22
PROXY
   This Proxy is Solicited on Behalf of the Board of Directors of
                           ENOVA CORPORATION
     Post Office Box 129400, San Diego, California 92112-9400

            Annual Meeting of Shareholders April 23, 1996

     DANIEL W. DERBES, RALPH R. OCAMPO and THOMAS A. PAGE, jointly or individually, are hereby appointed as proxies with full power of substitution to represent and vote all shares of stock of the undersigned shareholder(s) of record on March 1, 1996, at the annual meeting of shareholders of Enova Corporation, to be held at the San Diego Convention Center, 111 West Harbor Drive,
 San Diego, California, on April 23, 1996, and at any adjournment or postponement thereof, as indicated on reverse side.

           THIS CARD IS ONLY FOR SHARES OF COMMON STOCK.

           (Continued and to be signed on other side)


FOLD AND DETACH HERE


 [MAP TO CONVENTION CENTER GOES HERE]

                                             Please mark
                                             your votes     / X /
                                              as this


This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Item 1 and AGAINST Items 2 and 3.

                                     FOR
1.  ELECTION OF CLASS I DIRECTORS   /   /
The Board of Directors recommends a vote
FOR the following Nominees:
Richard C. Atkinson, Stephen L. Baum,
Ann Burr, Richard A. Collato.


FOR all nominees listed;
except vote withheld for
the following nominees (if any):

--------------------------------

WITHHELD
FOR ALL
/  /   WITHHELD for all
        nominees listed.


2. SHAREHOLDER
PROPOSAL The Board
of Directors recommends
a vote AGAINST this
proposal. Shareholder
Proposal as described in
the Proxy Statement.

         FOR  AGAINST  ABSTAIN
        /  /    /  /     /  /

3. SHAREHOLDER
PROPOSAL The Board of
Directors recommends a
vote AGAINST this
proposal. Shareholder
Proposal as described in
the Proxy Statement.
  FOR   AGAINST   ABSTAIN
 /  /    /  /      /  /

4. In their discretion, act upon such other business as may properly come before the meeting.

                                    YES     NO
I am planning to attend the         / /     / /
Annual Meeting of Enova
Shareholders.


WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING please mark, sign, date and return the proxy card promptly in the enclosed postage-paid envelope.

Signature(s)
            --------------------------
Signature(s)
            --------------------------
Dated                            ,1996
     ----------------------------

[Shareholder Name and Address]

NOTE: Please sign exactly as name appears at left. If signing as executor, administrator, attorney, agent, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full such name by authorized person.

(SEE OTHER SIDE)

Please indicate any change in the above address




                         FOLD AND DETACH HERE

[ENOVA ANNOUNCEMENT GOES HERE]

Annual Meeting of Shareholders
of Enova Corporation

Tuesday, April 23, 1996
11:00 a.m.

San Diego Convention Center
111 West Harbor Drive
San Diego, California 92101

YOUR VOTE IS IMPORTANT
Please complete, date and sign your proxy and promptly return it in the enclosed envelope.